EX-99.B-4b
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                           GENERAL PROVISIONS (CONT'D)
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MINIMUM  BENEFITS.  For any paid-up income option,  cash value or death benefit, the amount available under this Contract will not be less than the minimum requirements of the state where this Contract was delivered.

MISSTATEMENT OF AGE. If the age of the Annuitant has been misstated, the payments will be those which the Premium paid would have purchased at the correct age. Any underpayments will be made up immediately by the Company. Overpayments will be deducted from future payments.

MODIFICATION OF CONTRACT. Any change or waiver of the provisions of this Contract must be in writing and signed by the President, a Vice President, the Secretary or Assistant Secretary of the Company. No agent has authority to change or waive any provision of this Contract.

NONPARTICIPATING. This Contract does not share in Our surplus or earnings.

PREMIUM TAXES. The Company may deduct from the Contract Value any premium taxes or other taxes payable to a state or other government entity. Should We advance any amount so due, We are not waiving any right to collect such amounts at a later date. We will deduct any withholding taxes required by applicable law.

PROOF OF AGE OR SURVIVAL. The Company may require satisfactory proof of correct age at any time. If any payment under this Contract depends on the Annuitant, Owner or Beneficiary being alive, the Company may require satisfactory proof of survival.

REPORTS. The Company will send You a report at least once a year. This report will show You information based on each Contract Option You have chosen under the Contract. We will also send You reports as required by law.

SUBSTITUTION OF INVESTMENT PORTFOLIOS. If any Investment Portfolio is no longer available for investment by the Separate Account or if, in the judgment of the Company's Board of Directors, further investment in the Investment Portfolio is no longer appropriate in view of the purpose of the Contract, the Company may substitute one Investment Portfolio for another. No substitution of securities may take place without prior approval of the New York Insurance Department, and the Securities and Exchange Commission, under any such requirements as they may impose.

SUSPENSION OF PAYMENTS. The Company may suspend or postpone any payments from the Investment Portfolios if any of the following occur:

1.   The New York Stock Exchange is closed;
2.   Trading on the New York Stock Exchange is restricted;
3. An emergency exists such that it is not reasonably practical to dispose of securities in the Separate Account or to determine the value of its assets; or
4. The Securities and Exchange Commission, by order, so permits for the protection of Contract holders.

This provision will only apply to the Separate Account.

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VA402NY-U

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                             TABLE OF INCOME OPTIONS
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The following table is for this Contract whose net proceeds are $1,000, and will apply pro rata to the amount payable under this Contract.

  UNDER OPTION 4                                     MONTHLY INSTALLMENT UNDER OPTIONS 1 OR 3
---------------------------------------------------------------------------------------------------------------
No. of   Monthly                 No. of Mos.                     No. of Mos.                      No. of Mos.
Monthly  Install-   Age of        Certain           Age of          Certain         Age of           Certain
Install- ments      Payee                            Payee                          Payee
ments                       Life     120     240             Life     120     240           Life      120   240
-----    -------    -----   ----     ---     ---     -----   ----     ---     ---   -----   ----      ---   ---
     60    18.60     40      4.47    4.46    4.42      60     5.85    5.74    5.40    80     11.15    8.86  6.25
     72    15.83     41      4.51    4.50    4.45      61     5.98    5.84    5.46    81     11.69    9.03  6.25
     84    13.86     42      4.55    4.54    4.49      62     6.11    5.96    5.52    82     12.26    9.18  6.26
     96    12.38     43      4.60    4.58    4.53      63     6.25    6.07    5.59    83     12.88    9.33  6.27
    108    11.23     44      4.64    4.62    4.56      64     6.40    6.20    5.65    84     13.55    9.46  6.27
    120    10.32     45      4.69    4.67    4.60      65     6.56    6.33    5.71    85     14.26    9.59  6.27
    132     9.57     46      4.74    4.72    4.65      66     6.73    6.47    5.77    86     15.03    9.70  6.27
    144     8.96     47      4.80    4.77    4.69      67     6.92    6.61    5.83    87     15.84    9.80  6.28
    156     8.43     48      4.85    4.82    4.73      68     7.12    6.76    5.88    88     16.71    9.89  6.28
    168     7.99     49      4.91    4.88    4.78      69     7.33    6.92    5.93    89     17.63    9.96  6.28
    180     7.60     50      4.98    4.94    4.83      70     7.56    7.08    5.98    90     18.60   10.03  6.28
    192     7.27     51      5.04    5.00    4.88      71     7.81    7.25    6.03    91     19.63   10.09  6.28
    204     6.98     52      5.11    5.06    4.93      72     8.08    7.42    6.07    92     20.72   10.14  6.28
    216     6.72     53      5.19    5.13    4.98      73     8.37    7.60    6.10    93     21.86   10.18  6.28
    228     6.48     54      5.26    5.21    5.04      74     8.68    7.78    6.13    94     23.07   10.22  6.28
    240     6.28     55      5.35    5.28    5.09      75     9.02    7.96    6.16    95     24.35   10.24  6.28
    252     6.09     56      5.44    5.36    5.15      76     9.38    8.15    6.18    96     25.72   10.27  6.28
    264     5.92     57      5.53    5.45    5.21      77     9.77    8.33    6.20    97     27.20   10.29  6.28
    276     5.77     58      5.63    5.54    5.27      78    10.20    8.51    6.22    98     28.82   10.30  6.28
    288     5.63     59      5.74    5.64    5.34      79    10.66    8.69    6.23    99     30.63   10.31  6.28
    300     5.51


NOTE: Due to the length of the information, the Table for Option 2 is available from the Service Center upon Your request.

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